Consulting Services Agreement

Dear Seth:
I am pleased to formalize your role as a consultant (“You” or “Consultant”) to Castlight Health, Inc., a Delaware corporation (“Castlight” or “Company”) through this letter agreement (“Agreement”), which will become effective on February 15, 2021 and continue until July 31, 2021 (“Term”) unless otherwise agreed to in writing by You and Castlight.
The scope of Your services and associated compensation can be found in Exhibit A.
You will perform these services as an independent contractor and not as an employee of the Company, and will not be eligible for any Castlight health insurance, workers’ compensation, vacation, profit sharing, retirement, or other benefits. You will be solely responsible for all taxes, withholdings, and other statutory obligations, including, but not limited to, workers’ compensation insurance. Nothing in this Agreement is meant to confer on You the status of an agent or representative of the Company.
We do not anticipate that Your services will require You to incur any expenses, and will reimburse You for mutually agreed upon expenses to the extent they are: (a) set forth in reasonable detail in written invoices with appropriate documentation; (b) approved in advance by Company; and (c) are in compliance with Castlight’s expense reimbursement guidelines provided to you from time to time.
During the Term, you agree to disclose to the Company all inventions (whether or not patentable), developments, discoveries, improvements, works of authorship, designs, computer programs, code, trade secrets and know-how related to the subject matter of your relationship with the Company or which use the Company’s Proprietary Information (as defined below), and which you have conceived, developed or discovered or which you may conceive, develop or discover, solely or in collaboration with others, in connection with your relationship with the Company (“Inventions”). All Inventions shall be the sole property of the Company, and you hereby assign to the Company all of your right, title and interest (including, without limitation, patent rights, copyrights, trade secrets, trademark rights and all other intellectual property rights of any sort throughout the world) in and to any and all Inventions.
You recognize that the Company is engaged in a continuous program of research, development and production with respect to its business. The Company possesses or has rights to proprietary or confidential information that has been created, discovered, developed, or otherwise become known to the Company, including, without limitation, information developed, discovered or created by you during the Term which arises out of your Consultant services and which relates to the business of the Company (“Proprietary Information”).
Proprietary Information includes business plans and strategies; marketing plans and customer lists; pricing and pricing strategies, compensation and personnel information of Company employees and consultants; trade secrets, data and know-how; product ideas; all copyrightable material; ideas and improvements; Inventions (whether patentable or not); and all associated intellectual property rights to this Proprietary Information.
150 Spear Street, Suite 400, San Francisco, CA 94105 | (415) 829-1400 | www.castlighthealth.com

Your relationship with the Company creates a relationship of confidence and trust with respect to any (i) Proprietary Information or (ii) confidential information applicable to the business of any customer of the Company or other entity with which the Company does business and which you learn in connection with your Consultant services. At all times, both during your Consultant services and after its termination, You will keep in confidence and trust all such Proprietary Information and confidential information, and you will not use or disclose any Proprietary Information or confidential information, or anything relating to it, without Castlight’s prior written consent (except as reasonably necessary in the ordinary course of performing your duties to the Company). This obligation will end whenever this information enters the public domain and is no longer confidential or proprietary through no improper action or inaction by you.
Castlight and its assigns own all Proprietary Information and any patents, copyrights, and other rights in connection therewith. To the extent that You have or may acquire rights in Proprietary Information, you hereby assign those rights to the Company.
You agree to reasonably assist the Company and its successors and assigns to patent or otherwise protect and enforce its intellectual property and the rights assigned under this Agreement in any and all countries, including, without limitation, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain or register copyrights, patents, or other intellectual property rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such rights.
Your obligation to render this assistance continues after the termination of this Agreement, subject to reasonable compensation by the Company for Your time. If the Company is unable for any reason to secure your signature to any application, specification, oath, assignment or other instrument necessary to accomplish the foregoing, you irrevocably designate and appoint the Company and its duly authorized officers and agents as your agents and attorneys-in-fact to act for and in your behalf and instead of you, but only for the purpose of executing and filing any such documents and doing all other lawfully permitted acts to accomplish the foregoing with the same legal force and effect as if done by you.
All documents or other media, records, apparatus, equipment, and other physical property, whether or not pertaining to Proprietary Information or Inventions, furnished to you by the Company or produced by you in connection with your Consultant services shall be the sole property of the Company. You agree to return and deliver all such property (including, without limitation, any copies) promptly upon Castlight’s request and within ten (10) days of the termination of this Agreement. Upon request of the Company, you agree to certify to the Company that all such property (and any copies) has been returned to the Company and none remains in your possession.
You represent and warrant that this Agreement and the terms hereof do not conflict with any other agreement and/or commitment or policy on your part which would prohibit you from performing your responsibilities or complying with the obligations hereunder, including, without limitation, any agreements, policies or commitments relating to any former or concurrent employment or consulting relationship. Specifically, but without limitation, you represent and warrant that you have the right to perform your services as a Consultant and to assign all Inventions to the Company, and that your performance of such services, the subject matter of such services and your assignment of such Inventions do not and will not conflict with any former or concurrent employment or consulting relationship.
150 Spear Street, Suite 400, San Francisco, CA 94105 | (415) 829-1400 | www.castlighthealth.com

You agree that you will not enter into a conflicting agreement or obligation during the Term, or take any action that would put your obligations to the Company in conflict with your obligations to any other party during the Term of this Agreement. If, prior to signing or at any time thereafter, you believe that a conflict might exist, please call me to discuss how we can resolve any such potential issue. In the event that you are granted stock or options to purchase equity securities of the Company in connection with your Consultant services, you further represent and warrant that ownership of such equity securities does not violate any other agreement and/or commitment or policy on your part which would prohibit you from owning such equity securities and that you have all necessary consents to own such equity securities.
You agree that you will not, during your Consultant services, improperly use or disclose any proprietary or confidential information or trade secrets of your former or concurrent employers or companies or any other third party, and will not bring onto the premises of the Company any confidential document or other property belonging to your former or concurrent employers or companies, if any, unless consented to in writing by said employers or companies. You further agree that you will not perform your Consultant services using the equipment, supplies or facilities of any third party or on any time committed to any third party.
This Agreement is personal to You and Castlight and neither this Agreement nor any right hereunder or interest herein may be assigned, transferred or changed by either party, without the express written consent of the other party. Notwithstanding the foregoing, the Company may, without consent, assign this Agreement and the Company’s rights hereunder to an affiliate or a successor to all or substantially all of the business or technology of the Company to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction.
Any controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to your Consultant services, including, without limiting the generality of the foregoing, any alleged violation of statute, common law or public policy, shall be submitted to final and binding arbitration, to be held in San Francisco, California, before a single arbitrator, in accordance with the Commercial Dispute Rules of the American Arbitration Association (“AAA”). The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by AAA. Notwithstanding this agreement to arbitrate all claims, either party may seek provisional injunctive relief in a court of competent jurisdiction to ensure that the relief sought in arbitration is not rendered ineffectual by irreparable harm that could be suffered in the interim.
You understand that your status as a Consultant is “at will.” Either party may terminate this Agreement upon written notice to the other party; provided, however, that the provisions related to Proprietary Information, arbitration, Inventions and other intellectual property rights will survive any such termination.
This Agreement together with the Plan and its related documents constitute the complete, final and exclusive entire agreement between you and the Company with respect to the terms and conditions of your Consultant services and it supersedes any other agreement or promises made to you by anyone whether oral or written. This Agreement will be construed and interpreted in accordance with the laws of the State of California, without regard to conflicts of law principles thereof.
150 Spear Street, Suite 400, San Francisco, CA 94105 | (415) 829-1400 | www.castlighthealth.com

Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833b), You and Castlight acknowledge that:
An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
Please acknowledge your understanding and agreement to this Agreement by signing below. We look forward to continuing a productive and mutually beneficial working relationship. If you have any questions regarding this Agreement, please do not hesitate to contact me.
Sincerely,
/s/ Richa Gupta
Richa Gupta
CHRO
Castlight Health, Inc.

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I agree to the terms of this Agreement and wish to offer my services as a Consultant of Castlight Health, Inc. in accordance with these terms.

By: /s/ Seth B. Cohen          Date: Feb 24, 2021
Seth Cohen

150 Spear Street, Suite 400, San Francisco, CA 94105 | (415) 829-1400 | www.castlighthealth.com

Exhibit A

1.Services
Your role as Consultant will focus on supporting Castlight’s direct employer sales organization for five to ten (5-10) hours per week, with a focus on supporting Castlight’s demand generation, solution positioning and deal process for deal large employer customer sales opportunities.

2.    Compensation
You will receive a flat fee of $22,000.00 for services provided during the Term, as well as one and a half percent (1.5%) of Direct Employer Bookings for (a) (i) new business deals with prospective customers and (ii) upsells to existing customers that include the Complete, Care Guidance, Wellbeing, or Care Guides functionalities of the Castlight services and (b) Anthem deals that include Engage Elite and Engage Elite Plus services.
“Direct Employer Bookings” means the first-year value of a (a) direct customer transaction in which Castlight and a customer execute all documents necessary for Castlight to provide its services (e.g. MSA, BAA, Order Form, any carrier data sharing agreements for underlying data, and similar documentation) and (b) Anthem transaction in which Castlight and Anthem complete their designated contracting process. For clarity, Your compensation will not include any Health Plan or other sales transactions except those described above and Direct Employer Bookings will be determined by the company, not for You individually.

3.    Term
The term of Your services will begin on the Effective Date and expire on July 31, 2021 and may be renewed for additional six (6) month periods by mutual written agreement.

4.    Reimbursement of Expenses
Company will reimburse You for preapproved and mutually agreed upon expenses in connection with Your services to the extent such expenses: (a) have received prior written approval of the Company; (b) are set forth in reasonable detail in written invoices with appropriate documentation; and (c) are in compliance with Company’s expense reimbursement guidelines.
150 Spear Street, Suite 400, San Francisco, CA 94105 | (415) 829-1400 | www.castlighthealth.com